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                                                                   EXHIBIT 10.51

January 31, 2000


Mr. Ronnie W. Pitcock, Sr.
38 Lark Bunting Lane
Littleton, CO  80127

Dear Ron:

         The purpose of this letter is to memorialize our agreement concerning your duties and compensation as Vice-Chairman of High Speed Access Corp.

         To recap, you resigned as President of HSA effective December 31, 1999. Effective January 1, 2000, you became Vice Chairman of the company. This is a non-executive, non-director, consultant role that will continue, unless extended by mutual agreement, for one year. Your duties include advising and supporting HSA's board and officers, as they may reasonably request from time to time.

         The company will compensate you at an annual rate of pay of $200,000, which will be paid to you in substantially equal installments throughout the year. You will not be eligible for company benefits, but we will pay for continued health and dental benefits for you and Patti under COBRA. You will also be eligible on December 31, 2000, for a bonus of up to $100,000. This bonus is dependent upon HSA's financial and operating performance in 2000 in relation to its goals and objectives as determined by the Board. We will also accelerate the vesting schedule of the non-qualified options to purchase 125,000 shares of HSA common stock under our 1999 Stock Option Plan that were granted to you on June 3, 1999 (100,000 shares) and August 3, 1999 (25,000 shares), such that the options will become fully vested on January 1, 2001.

         You will not, in any calendar quarter of the year 2000, sell or dispose of more than 25% of the 1,519,000 HSA shares that you own directly or beneficially through the Pitcock Family Limited Partnership ("PFLP"). You may collar your or the PFLP's position, provided the put/call positions are closed with cash or do not otherwise result in sales or other dispositions exceeding the volume limitations stated above. You may also pledge the shares, but any sale forced by margin call or other transfer in lieu of foreclosure must comply with the timing and volume limitations stated above. Of course, you and PFLP remain subject to SEC Rule 144, and may not trade in HSA shares while in the possession of any material, non-public information.

         You, for yourself and your heirs and assigns, release the company and its officers, directors and other representatives (collectively its "constituents") from any and all claims relating to your


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Mr. Ronnie W. Pitcock, Sr.
03/27/00
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employment with the Company and termination therefrom. We both agree not to make any disparaging statements about one another. Unless disclosure is required by law, we both agree to keep the terms of this agreement strictly confidential.

         You can terminate this agreement "for cause" if the company violates any of its promises set forth above. The company can terminate the relationship "for cause" (a) if you compete with the company, or solicit its employees, in a manner that would violate the provisions of your original Employment, Non-Competition and Non-Disclosure Agreement with High Speed Access Network, Inc., (b) if you disparage the company, or (c) if you willfully engage in any dishonest or fraudulent conduct that in the company's judgment constitutes a crime or breach of fiduciary duty or materially and adversely affects the company's operations or reputation. Should either party terminate the agreement "for cause," the obligations of the other party will continue through December 31, 2000.

         This letter sets forth the entire agreement between us, and binds and benefits both of us and our respective representatives, successor and assigns.

         Finally, please find enclosed your bonus check for 1999 in the amount of $100,000. We thank you for not depositing it until you have returned a countersigned copy of this letter to me. We also thank you again for your past and future services to the company.

                                 HIGH SPEED ACCESS CORP.


                                 By:      /s/ David A. Jones, Jr.
                                    -----------------------------
                                          David A. Jones, Jr.
                                          Chairman of the Board of Directors

                                 Agreed as stated above:


                                     /s/  Ronnie W. Pitcock, Sr.
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                                 Ronnie W. Pitcock, Sr.


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